Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Allison Kleinfelter
mpoole@hersheys.com	akleinfelter@hersheys.com

Hershey Reports Third-Quarter 2021 Financial Results;
Raises 2021 Net Sales and Earnings Outlook

HERSHEY, Pa., October 28, 2021 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the third quarter ended October 3, 2021, and raised its full-year financial outlook.

“Consumer demand for our brands has remained robust on a one- and two-year basis,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “Our continued focus on operating with speed and agility has enabled us to respond quickly to changes in the marketplace and develop plans to maintain sales momentum, increase production, and sustain our advantaged margin structure over the long term. We are raising both sales and earnings guidance for 2021 to reflect elevated consumer demand across markets, an improved tax outlook and optimized brand investment, which, collectively are expected to more than offset higher supply chain costs and inflation.”

Third-Quarter 2021 Financial Results Summary1
•Consolidated net sales of $2,359.8 million, an increase of 6.3%.
•Organic, constant currency net sales increased 4.4%.
•The impact of acquisitions on net sales was a 1.4-point benefit2, and foreign currency exchange was a 0.5-point benefit.
•Reported net income of $444.9 million, or $2.14 per share-diluted, in line with the prior period.
•Adjusted earnings per share-diluted of $2.10, an increase of 12.9%.

1 All comparisons for the third quarter of 2021 are with respect to the third quarter ended September 27, 2020
2 Reflects the 2021 acquisition of Lily’s Sweets, LLC

2021 Full-Year Financial Outlook
The company is updating its 2021 net sales and earnings outlook:
•Full-year net sales growth is now expected to be in the range of 8% to 9%, an increase from the previously communicated range of 6% to 8%.
◦The net impact of acquisitions and divestitures is anticipated to be a 0.7-point benefit.
•Full-year reported earnings per share are now expected to be in the range of $6.88 to $7.04, an increase of 13% to 15% from $6.11 in fiscal 2020, and an increase from the previously communicated range of 8% to 12%.
•Full-year adjusted earnings per share are now expected to be in the range of $6.98 to $7.11, an increase of 11% to 13% from $6.29 in fiscal 2020, and an increase from the previously communicated range of 8% to 10%.

The increase in outlook reflects stronger than anticipated consumer demand, an improved tax outlook and optimized brand investment which together more than offset higher supply chain costs and inflation.

The company also expects:
•A reported and adjusted effective tax rate in the range of 15% to 16% versus the previous outlook of 17% to 18%, driven by the utilization of certain capital losses.
•Other expense, which primarily reflects the write-down of equity investments that qualify for tax credits, remains approximately $125 million for 2021.
•Capital expenditures of approximately $500 to $525 million, versus the previous outlook of $550 million largely due to project timing.

Below is a reconciliation of projected 2021 and full-year 2020 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2021 (Projected)	2020
Reported EPS – Diluted	$6.88 – $7.04	$6.11
Derivative Mark-to-Market Losses	—	0.03
Business Realignment Activities	0.08 – 0.10	0.15
Acquisition-Related Costs	0.03 – 0.04	0.03
Long-Lived Asset Impairment Charges	—	0.04
Pension Settlement Charges Relating to Company-Directed Initiatives	—	0.02
Noncontrolling Interest Share of Business Realignment and Impairment Charges	0.01	(0.02)
Other Miscellaneous Benefits	(0.03)	(0.01)
Tax Effect of All Adjustments Reflected Above	(0.02)	(0.06)
Adjusted EPS – Diluted	$6.98 – $7.11	$6.29

2021 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Third-Quarter 2021 Results
Consolidated net sales were $2,359.8 million in the third quarter of 2021 versus $2,219.8 million in the prior year period, an increase of 6.3%. Price realization was a 3.1-point benefit driven by gains in both the North America and International & Other segments. Volume drove an incremental 1.3-point benefit as at-home consumption remained strong and away-from-home consumption improved. This growth lagged consumer demand as capacity constraints and industry-wide supply chain disruptions resulted in lower retailer and distributor inventory levels. Changes in year-over-year retailer and distributor inventory levels versus the prior year period resulted in an approximate 6-point headwind to net sales growth this quarter. Sales from the acquisition of Lily’s Sweets, LLC was a 1.4-point benefit and foreign exchange was a 0.5-point benefit.

Reported gross margin was 45.0% in the third quarter of 2021, compared to 48.7% in the third quarter of 2020, a decrease of 370 basis points. This decrease was driven by lower derivative mark-to-market commodity gains and higher supply chain costs. Adjusted gross margin was 44.3% in the third quarter of 2021, compared to 45.4% in the third quarter of 2020, a decrease of 110 basis points. Industry-wide supply chain challenges, against a backdrop of sustained demand, resulted in higher logistics, labor and packaging costs. Unfavorable mix also contributed to lower margins versus the prior year period. These headwinds were partially offset by pricing, the timing of seasonal markdown reserves and productivity initiatives.

Selling, marketing and administrative expenses increased 3.7% in the third quarter of 2021 versus the third quarter of 2020 driven by an increase in corporate expenses. Advertising and related consumer marketing expenses declined 3.6% in the third quarter of 2021 versus the same period last year driven by lower advertising in the North America segment in response to sustained consumer demand and capacity constraints on select brands. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 8.1% versus the third quarter of 2020. This increase was driven by higher capability and technology investments against lower 2020 levels due to COVID-19, along with elevated benefit costs and inflation.

Third-quarter 2021 reported operating profit of $574.8 million decreased 6.0% versus the third quarter of 2020, resulting in an operating profit margin of 24.4%, a decrease of 310 basis points. This decrease in reported operating profit and margin was driven by the previously mentioned gross margin pressures, including lower derivative mark-to-market commodities gains versus the prior year. Adjusted operating profit of $563.0 million increased 3.6% versus the third quarter of 2020, driven by pricing and reduced levels of advertising, largely offset by higher costs from supply chain complexities and inflation. Despite higher adjusted operating profit, adjusted operating profit margin decreased by 60 basis points to 23.9% due to gross margin pressures.

The reported effective tax rate in the third quarter of 2021 was 14.7%, a decrease of 580 basis points versus the third quarter of 2020. The adjusted effective tax rate in the third quarter of 2021 was 14.7%, a decrease of 680 basis points versus the third quarter of 2020. Both the reported and adjusted effective tax rate decreases were driven by the utilization of certain capital losses, as well as the timing of tax credits versus the prior year.

The company’s third-quarter 2021 results, as prepared in accordance with GAAP, included items negatively impacting comparability of $11.9 million, or $0.04 per share-diluted. For the third quarter of 2020, items negatively impacting comparability totaled $68.1 million, or $0.28 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020

Derivative Mark-to-Market Gains	$(18.5)	$(71.8)	$(0.09)	$(0.34)
Business Realignment Activities	3.4	—	0.02	—
Acquisition-Related Activities	3.2	3.7	0.02	0.02
Tax effect of all adjustments reflected above	—	—	0.01	0.04
	$(11.9)	$(68.1)	$(0.04)	$(0.28)

Segment performance for the third quarter of 2021 versus the prior year period are detailed below. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America (U.S. and Canada)

Hershey’s North America segment net sales were $2,125.6 million in the third quarter of 2021, an increase of 5.5% versus the same period last year. Price realization contributed 2.4 points of growth driven by list price increases, as well as the timing of favorable seasonal markdown reserves given stronger visibility into Halloween versus the same time in the prior year. Continued dual-strength of at-home and away-from-home consumption in both confection and snacking drove volume gains of 1.3 points. The net impact of acquisition from Lily’s was a 1.5-point benefit, while foreign currency exchange was a 0.3 point benefit.

Total Hershey U.S. retail takeaway, including Lily’s, for the twelve-week period ended October 3, 20213 in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores) increased 8.9% on a one-year basis and 16.9% on a two-year basis. Hershey’s U.S. candy, mint and gum (CMG) retail takeaway increased 8.0% in the latest 12 weeks, driven by strong growth in both the company’s every day and seasonal products. Hershey’s everyday instant consumable products increased 6.9% as mobility and trips were strong and refreshment products recovered versus the prior year period. Everyday take-home products increased 6.7% behind sustained elevated at-home consumption. Hershey’s CMG share declined approximately 100 basis points, in line with expectations due to significant growth in the prior year period, but remains well above pre-pandemic levels with gains of approximately 100 basis points on a two-year basis. Skinny Pop and Pirate’s Booty increased 23.3% and 27.0%, respectively, driven by strong consumer demand. This strength was slightly offset by declines in baking and syrup products. Sales of Hershey’s baking items, including Lily’s, decreased 5.5% in the latest 12-week period, as consumers continue to bake less this year than during the first year of the pandemic. Retail takeaway remains up double-digits on a two-year basis for both Hershey-branded and Lily’s-branded baking items.

Gross margin decreased 140 basis points in the third quarter of 2021 driven by the previously mentioned logistics, labor and packaging costs along with unfavorable product mix, which were partially offset by net price realization and lower seasonal markdown reserves versus prior year. North America advertising and related consumer marketing expenses decreased 5.2% in the third quarter of 2021 versus the same period last year driven by lower advertising spend. Strong sales and lower advertising expenses were partially offset by gross margin headwinds and operating expenses, resulting in a segment income increase of 2.9% to $666.1 million in the third quarter of 2021, compared to $647.1 million in the third quarter of 2020.

3 Includes candy, mint, gum, salty snacks, and grocery items

International and Other
Third-quarter 2021 net sales for Hershey’s International and Other segment increased 13.9% versus the same period last year to $234.2 million. Excluding a 2.5-point benefit from foreign currency exchange rates, constant currency net sales increased 11.4%. Price realization was a 9.5-point benefit and volume contributed an additional 1.9 points to net sales growth.

The International and Other segment reported a $38.7 million profit in the third quarter of 2021, reflecting an increase of $14.2 million versus the prior year period. Profit increases were driven by net price realization and volume gains, partially offset by higher supply chain costs, mainly inflation and freight.

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the third quarter of 2021 was $141.8 million, an increase of $13.5 million, or 10.5%, versus the same period of 2020. This increase was driven by higher capability and technology investments, both project and people costs, against lower 2020 levels due to COVID-19, along with elevated benefit costs and inflation, including higher medical claims.

Live Webcast

At approximately 7 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its third-quarter 2021 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company’s website.

Note: In this release, for the third-quarter 2021, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities, acquisition-related activities, and other miscellaneous benefits. The company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	October 3, 2021	September 27, 2020
Reported gross profit	$1,061,335	$1,080,024
Derivative mark-to-market gains	(18,468)	(71,758)
Business realignment activities	213	—
Acquisition-related activities	2,678	—
Non-GAAP gross profit	$1,045,758	$1,008,266

Reported operating profit	$574,831	$611,410
Derivative mark-to-market gains	(18,468)	(71,758)
Business realignment activities	3,397	—
Acquisition-related activities	3,190	3,680
Non-GAAP operating profit	$562,950	$543,332

Reported provision for income taxes	$76,746	$115,250
Derivative mark-to-market gains*	(3,456)	(9,813)
Business realignment activities*	890	—
Acquisition-related activities*	760	851
Non-GAAP provision for income taxes	$74,940	$106,288

Reported net income	$444,927	$447,283
Derivative mark-to-market gains	(15,012)	(61,945)
Business realignment activities	2,507	—
Acquisition-related activities	2,430	2,829
Noncontrolling interest share of business realignment and impairment charges	—	(40)
Non-GAAP net income	$434,852	$388,127

Reported EPS - Diluted	$2.14	$2.14
Derivative mark-to-market gains	(0.09)	(0.34)
Business realignment activities	0.02	—
Acquisition-related activities	0.02	0.02
Tax effect of all adjustments reflected above**	0.01	0.04
Non-GAAP EPS - Diluted	$2.10	$1.86

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	October 3, 2021	September 27, 2020
As reported gross margin	45.0%	48.7%
Non-GAAP gross margin (1)	44.3%	45.4%

As reported operating profit margin	24.4%	27.5%
Non-GAAP operating profit margin (2)	23.9%	24.5%

As reported effective tax rate	14.7%	20.5%
Non-GAAP effective tax rate (3)	14.7%	21.5%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported net sales growth rates and (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended October 3, 2021
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
North America	5.5%	0.3%	5.2%	1.5%	3.7%

International and Other	13.9%	2.5%	11.4%	—%	11.4%

Total Company	6.3%	0.5%	5.8%	1.4%	4.4%

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative Mark-to-Market (Gains) Losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the third quarter of 2021, business realignment charges related primarily to severance expenses and other third-party costs related to this program. There were no business realignment charges during the third quarter of 2020.

Acquisition-Related Activities: During the third quarter of 2021, we incurred costs related to the integration of the 2021 acquisition of Lily’s. During the third quarter of 2020, we incurred costs related to the integration of the 2019 acquisition of ONE Brands, LLC.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded related to the divestiture of Lotte Shanghai Foods Co., Ltd., a joint venture in which we previously owned a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.

Tax Effect of All Adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: risks related to the impact of the COVID-19 global pandemic on our business, suppliers, distributors, consumers, customers, and employees; the scope and duration of the pandemic; government actions and restrictive measures implemented in response to the pandemic, including the distribution of vaccinations and continuation of social distancing guidelines and stay at home orders; disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address the COVID-19 pandemic and resulting changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 and from time to time our other filings with the U.S. Securities and Exchange Commission. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended October 3, 2021 and September 27, 2020
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Nine Months Ended
			October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020

Net sales			$2,359,839	$2,219,829	$6,645,209	$5,964,475
Cost of sales			1,298,504	1,139,805	3,609,478	3,225,277
Gross profit			1,061,335	1,080,024	3,035,731	2,739,198

Selling, marketing and administrative expense			486,139	468,614	1,448,433	1,352,947
Long-lived asset impairment charges			—	—	—	9,143
Business realignment costs (benefits)			365	—	2,748	(475)

Operating profit			574,831	611,410	1,584,550	1,377,583
Interest expense, net			30,154	37,258	97,655	111,592
Other (income) expense, net			23,004	11,644	32,612	34,394

Income before income taxes			521,673	562,508	1,454,283	1,231,597
Provision for income taxes			76,746	115,250	311,255	247,514

Net income including noncontrolling interest			444,927	447,258	1,143,028	984,083

Less: Net (loss) gain attributable to noncontrolling interest			—	(25)	1,072	(3,238)
Net income attributable to The Hershey Company			$444,927	$447,283	$1,141,956	$987,321

Net income per share	- Basic	- Common	$2.22	$2.21	$5.67	$4.87
	- Diluted	- Common	$2.14	$2.14	$5.49	$4.71
	- Basic	- Class B	$2.01	$2.00	$5.16	$4.42

Shares outstanding	- Basic	- Common	145,665	147,526	146,259	148,810
	- Diluted	- Common	207,426	209,139	207,857	209,423
	- Basic	- Class B	60,614	60,614	60,614	60,614

Key margins:
Gross margin			45.0%	48.7%	45.7%	45.9%
Operating profit margin			24.4%	27.5%	23.8%	23.1%
Net margin			18.9%	20.1%	17.2%	16.6%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended October 3, 2021 and September 27, 2020
(unaudited) (in thousands except percentages)

	Three Months Ended			Nine Months Ended
	October 3, 2021	September 27, 2020	% Change	October 3, 2021	September 27, 2020	% Change
Net sales:
North America	$2,125,627	$2,014,152	5.5%	$5,986,692	$5,442,760	10.0%
International and Other	234,212	205,677	13.9%	658,517	521,715	26.2%
Total	$2,359,839	$2,219,829	6.3%	$6,645,209	$5,964,475	11.4%

Segment income:
North America	$666,089	$647,109	2.9%	$1,893,554	$1,726,251	9.7%
International and Other	38,699	24,477	NM	114,722	36,512	214.2%
Total segment income	704,788	671,586	4.9%	2,008,276	1,762,763	13.9%
Unallocated corporate expense (1)	141,838	128,254	10.6%	430,112	361,830	18.9%
Mark-to-market adjustment for commodity derivatives (2)	(18,468)	(71,758)	(74.3)%	(24,137)	10,483	(330.2)%
Long-lived asset impairment charges	—	—	NM	—	9,143	NM
Costs associated with business realignment initiatives	3,397	—	NM	13,793	2,170	535.6%
Acquisition-related activities	3,190	3,680	(13.3)%	10,698	4,704	127.4%
Other miscellaneous benefits	—	—	NM	(2,155)	(3,150)	(31.6)%
Operating profit	574,831	611,410	(6.0)%	1,584,550	1,377,583	15.0%
Interest expense, net	30,154	37,258	(19.1)%	97,655	111,592	(12.5)%
Other (income) expense, net	23,004	11,644	97.6%	32,612	34,394	(5.2)%
Income before income taxes	$521,673	$562,508	(7.3)%	$1,454,283	$1,231,597	18.1%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Nine Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Segment income as a percent of net sales:
North America	31.3%	32.1%	31.6%	31.7%
International and Other	16.5%	11.9%	17.4%	7.0%

The Hershey Company
Consolidated Balance Sheets
as of October 3, 2021 and December 31, 2020
(in thousands of dollars)

Assets	October 3, 2021	December 31, 2020
	(unaudited)
Cash and cash equivalents	$675,516	$1,143,987
Accounts receivable - trade, net	841,227	615,233
Inventories	1,026,541	964,207
Prepaid expenses and other	198,660	254,478

Total current assets	2,741,944	2,977,905

Property, plant and equipment, net	2,370,193	2,285,255
Goodwill	2,164,580	1,988,215
Other intangibles	1,494,106	1,295,214
Other non-current assets	628,686	555,887
Deferred income taxes	39,674	29,369

Total assets	$9,439,183	$9,131,845

Liabilities and Stockholders' Equity

Accounts payable	$671,855	$580,058
Accrued liabilities	751,972	781,766
Accrued income taxes	69,482	17,051
Short-term debt	410,374	74,041
Current portion of long-term debt	2,812	438,829

Total current liabilities	1,906,495	1,891,745

Long-term debt	4,095,159	4,089,755
Other long-term liabilities	639,896	683,434
Deferred income taxes	260,500	229,028

Total liabilities	6,902,050	6,893,962

Total stockholders' equity	2,537,133	2,237,883

Total liabilities and stockholders' equity	$9,439,183	$9,131,845